Exhibit 99.11

VIA EDGAR

Division of Corporation Finance

Office of Technology

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Vistek Limited – Registration Statement on Form F-1
Request for Waiver and Representation Under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

The undersigned, Vistek Limited, a foreign private issuer organized under the laws of the British Virgin Islands (the “Company”), is submitting this letter via EDGAR to the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Company’s filing on the date hereof of its registration statement on Form F-1 (the “Registration Statement”) relating to the initial public offering (“IPO”) of the Company’s ordinary shares par value $0.0000004 per share.

The Registration Statement contains combined consolidated financial statements for the two years ended the year ended February 29, 2025, and February 28, 2024, in each case prepared in accordance with in accordance with U.S GAAP, and unaudited condensed combined and consolidated financial statements for the six months ended August 31, 2025, and for the six-month periods ended August 31, 2025, and 2024.

The Company respectfully requests that the Commission waive the requirement of Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering, the registration statement on Form F-1 must contain audited financial statements of a date not older than 12 months from the date of the offering (the “12-Month Requirement”). See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

The Company is submitting this waiver request pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that the Commission will waive the 12-Month Requirement “in cases where the company is able to represent adequately to us that it is not required to comply with this requirement in any other jurisdiction outside the United States and that complying with this requirement is impracticable or involves undue hardship.” See also the 2004 release entitled International Reporting and Disclosure Issues in the Division of Corporation Finance by the staff of the Division of Corporation Finance of the Commission at Section III.B.c, in which the staff notes that:

“the instruction indicates that the staff will waive the 12-month requirement where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship. As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only times that we anticipate audited financial statements will be filed under the 12-month rule are when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available”.

The Company hereby represents that:

1.	The Company is not required by any jurisdiction outside the United States to prepare consolidated financial statements audited under any generally accepted auditing standards for any interim period.

2.	Compliance with Item 8.A.4 at present is impracticable and involves undue hardship for the Company.

3.	The Company does not anticipate that its audited financial statements for the fiscal year ended February 28, 2026 will be available until on or about June 1, 2026.

4.	In no event will the Company seek effectiveness of its Registration Statement if its audited financial statements are older than 15 months at the time of the offering.

The Company is filing this representation as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4.

Sincerely,

/s/ Ho Teck Hong
Ho Teck Hong, Chairman of the Board, Executive Director and Chief Executive Officer